EXHIBIT 21.1



                     Subsidiaries of TSI TelSys Corporation


TSI TelSys, Inc., incorporated under the laws of Maryland.
TSI Technology, Inc. incorporated under the laws of Maryland.

Contour Appliance Distributors Ltd., incorporated under the laws of British
Columbia.
Contour Distributors Ltd., incorporated under the laws of British
Columbia.